Exhibit 23

CONSENT OF INDEPENDENT REGISETERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-193362  on Form S-8 of our report dated March 25, 2014 on the consolidated financial statements of Coastway Bancorp, MHC and Subsidiaries as of December 31, 2013 and 2012, and for the years then ended, appearing in this Annual Report on Form 10-K.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

March 25, 2014